Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Monday, November 9, 2009	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 3rd QUARTER 2009 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX: NNUT), reported a third quarter net loss of $42,000 or ($0.01) per Class A Unit, on total revenues of $5.7 million., as compared to net income of $886,000 or $0.12 per Class A Unit on $5.8 million in revenues for the same period last year. The lower earnings are the result of a crop insurance recovery of $886,000 for the production year ended June 30, 2008. Slightly higher general and administrative costs in 2009 were offset by lower interest expense and a crop insurance recovery of $157,000. Net cash flow for the third quarter of 2009 was $645,000 as compared to $1.7 million for the third quarter of 2008.

Nut revenues were $4.4 million for the three months ended September 30, 2009, compared to $4.6 million in the prior year. The third quarter harvest was 6.5 million pounds or 4% lower than the quarter ended September 30, 2008, and significantly better than the historical average for this period. Farming service revenues were $1.3 million or 9% higher than the third quarter of last year, due to the timing of farming activities.

For the first nine months of 2009, revenues were $9.7 million with a net profit of $99,000 or $0.01 per Class A Unit. Total revenues in the first nine months of 2008 were $11.0 million with a net profit of $224,000, or $0.03 per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

# # #

ML Macadamia Orchards, L.P.

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Nine months
	ended September 30,		Ended September 30,
	2009	2008	2009	2008
Macadamia nut sales	$4,425	$4,597	$6,717	$8,215
Contract farming revenue	1,266	1,164	2,970	2,793
Total revenues	5,691	5,761	9,687	11,008
Cost of goods and services
Costs of macadamia nut sales	4,112	4,101	5,892	7,538
Costs of contract farming services	1,143	1,086	2,684	2,591
Total cost of goods sold	5,255	5,187	8,576	10,129
Gross income	436	574	1,111	879
Total general and administrative expenses	583	483	1,404	1,285
Operating income (loss)	(147)	91	(293)	(406)
Other income (loss)	157	885	498	897
Interest expense	(42)	(84)	(72)	(250)
Interest income	5	14	5	14
Income before tax	(27)	906	138	255
Income tax expense	15	20	39	31
Net income (loss)	$(42)	$886	$99	$224

Net cash flow (as defined in the Partnership Agreement)	$645	$1,665	$654	$909

Net loss per Class A Unit	$(0.01)	$0.12	$0.01	$0.03

Net cash flow per Class A Unit	$0.09	$0.22	$0.09	$0.12

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500